UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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GENESCO Inc.
(Name of Registrant as Specified in Its Charter)

LEGION PARTNERS HOLDINGS, LLC

LEGION PARTNERS, L.P. I

LEGION PARTNERS, L.P. II

LEGION PARTNERS, LLC

LEGION PARTNERS ASSET MANAGEMENT, LLC

CHRISTOPHER S. KIPER

RAYMOND T. WHITE

Marjorie L. Bowen

Margenett Moore-Roberts

Dawn H. Robertson

Hobart P. Sichel

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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 Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Partners Holdings”), together with the other participants named herein (collectively, “Legion”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of shareholders of Genesco Inc., a Tennessee corporation (the “Company”).

Item 1: On June 22, 2021, Legion issued the below press release, which includes a link to an investor presentation, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Legion Partners Releases Presentation Outlining the Case for Further Boardroom Change at Genesco

Comprehensive Presentation Details Genesco’s History of Broken Corporate Governance, Concerning Interlocks Among Insiders, Deteriorating Margins and Persistent Underperformance

Contends Genesco’s Executives Have Been Handsomely Rewarded for Years Under the Company’s Misaligned Compensation Program and Value-Destructive Conglomerate Structure

Outlines Slate’s Ideas for Helping Genesco Ultimately Achieve Earnings Per Share of $13 and a $100+ Share Price Within Three Years

Urges Fellow Shareholders to Vote on the WHITE Proxy Card to Elect Legion Partners’ Four Highly-Qualified Director Candidates and Facilitate Necessary Change Following Genesco’s Lost Decade

LOS ANGELES--(BUSINESS WIRE)--Legion Partners Asset Management, LLC (together with its affiliates, “Legion Partners” or “we”), which collectively with the other participants in its solicitation beneficially owns approximately 5.9% of the outstanding common shares of Genesco, Inc. (NYSE: GCO) (“Genesco” or the “Company”), today released an extensive presentation that details its case for change in the Company’s boardroom. Visit www.GCOForward.com to learn more about Legion Partners’ campaign to elect four highly-qualified individuals – Marjorie L. Bowen, Margenett Moore-Roberts, Dawn H. Robertson and Hobart P. Sichel – to Genesco’s nine-member Board of Directors (the “Board”) at the Company’s Annual Meeting of Shareholders on July 20, 2021.

In particular, Legion Partners’ presentation underscores the urgent need for further change in Genesco’s boardroom by shedding light on:

•	Broken Corporate Governance - We contend the Company has exhibited a fundamental disregard for sound corporate governance by keeping stale directors in place, maintaining a combined Chairman and Chief Executive Officer position, and sustaining a misaligned executive compensation program supported by a flawed conglomerate structure. Although the Company has unveiled a newfound interest in environmental, social and governance (“ESG”) principles following our nomination, we view this initiative as a reactionary ploy to try to score points with large institutional shareholders.

•	Concerning Interlocks Among Insiders - The Board has been consistently comprised of individuals with direct connections to other directors and Company executives, creating an apparent lack of independent and diverse perspectives.

•	Chronic Underperformance - The Company has dramatically underperformed relative to its peers and relevant indices over an array of time horizons. We suspect long-term shareholders are well aware that a dollar invested in Genesco a decade ago has barely appreciated and that a dollar invested five years ago is actually worth less today.

•	Sustained Undervaluation - The Company’s shares have traded at a persistent discount to both footwear retailers and footwear brands for years, signaling to us the chilling effect of the Company’s existing conglomerate structure.

•	Neglect for the Core Business - Journeys, which is the Company’s largest segment, has been substantially under-managed for years based on a review of management’s inaction and inability to implement modern retailing practices along with questionable capital allocation decisions.

•	Bloated Costs - Corporate costs have remained elevated at excessive levels even as margins have shrunk and the Company’s share price has stagnated.

•	Insufficient Synergies - The Company’s underlying footwear businesses have weak synergies and low strategic value to one another, as evidenced by years of underperformance at the conglomerate level.

•	Seemingly Misleading Attacks on Our Nominees - The Company’s June 18th letter includes disingenuous side-by-side comparisons of the incumbents versus our nominees. We believe it impugns the Board’s credibility for it to mischaracterize our nominees’ backgrounds and omit important details pertaining to their successful track records.

Despite the Company’s reactionary efforts over the past two months, we urge shareholders not to be misled. We believe long-term holders should not lose sight of the fact that the value of their investment is at risk as the retail industry and consumer tastes continue transforming around Genesco. We explain in our presentation why the four long-serving directors we are seeking to replace – Matthew C. Diamond, Kevin P. McDermott, Thurgood Marshall, Jr. and Joanna Barsh – are most responsible for Genesco’s lost decade and the vulnerable position we believe the Company finds itself in today.

We also explain in our presentation why electing Legion Partners’ slate of governance, retail and footwear experts would make Genesco a far stronger business for years to come. While our unaffiliated nominees are open-minded, they possess many value creation ideas and a vision for fixing the issues that have plagued Genesco for far too long. This is the byproduct of our nominees spending months analyzing the Company’s position and considering important industry shifts.

Our nominees are prepared to start a collegial boardroom discussion about eliminating Genesco’s inefficient conglomerate structure, monetizing non-core assets, initiating targeted share repurchases, improving operations and helping Journeys seize growth opportunities. We believe taking the aforementioned steps can help improve earnings per share to at least $13 and yield a share price of more than $100 based on a 10x price-to-earnings multiple within three years (as detailed in the chart above). Shareholders can learn more about these suggestions by reviewing our full presentation at www.GCOForward.com.

About Legion Partners

Legion Partners is a value-oriented investment manager based in Los Angeles, with a satellite office in Sacramento, California. Legion Partners seeks to invest in high-quality businesses that are temporarily trading at a discount, utilizing deep fundamental research and long-term shareholder engagement. Legion Partners manages a concentrated portfolio of North American small-cap equities on behalf of some of the world’s largest institutional and high-net-worth investors. Learn more at www.LegionPartners.com.

Contacts

For Investors:

Kingsdale Advisors

Michael Fein / Lydia Mulyk, 646-651-1640

mfein@kingsdaleadvisors.com / lmulyk@kingsdaleadvisors.com

For Media:

Profile

Greg Marose / Charlotte Kiaie, 347-343-2999

gmarose@profileadvisors.com / ckiaie@profileadvisors.com

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Item 2: Also on June 22, 2021, Legion uploaded the following materials to https://www.gcoforward.com:

Item 3: Also on June 22, 2021, Legion uploaded the following materials to https://legionpartners.com/articles:

Item 4: Also on June 22, 2021, Legion sent the following email to certain shareholders of the Company, sellside analysts and prospective investors, which included a link of the investor presentation attached hereto as Exhibit 99.1, which is incorporated herein by reference:

All – today Legion Partners issued a presentation on Genesco (GCO) highlighting the immediate need for further refreshment at Geneseo Board. Please see pertinent links below regarding today’s presentation and public announcement.

Presentation: https://gcoforward.com/assets/files/Legion_Partners_GCO_Proxy_Fight_Presentation.pdf

Press Release: https://gcoforward.com/investor.html

Additional Information: https://gcoforward.com/

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